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Ryan Hymel, EVP and Chief Financial Officer
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Playa Hotels & Resorts N.V. Reports First Quarter 2024 Results

Fairfax, VA, May 6, 2024 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three months ended March 31, 2024.
Three Months Ended March 31, 2024 Results

▪Net Income was $54.3 million compared to $42.7 million in 2023
▪Adjusted Net Income(1) was $55.2 million compared to $49.0 million in 2023
▪Net Package RevPAR increased 20.2% over 2023 to $427.17, driven by a 14.3 percentage point increase in Occupancy and a 0.1% increase in Net Package ADR
▪Comparable Net Package RevPAR increased 7.8% over 2023 to $450.33, driven by a 2.6 percentage point increase in Occupancy and a 4.4% increase in Net Package ADR
▪Owned Resort EBITDA(1) increased 13.4% versus 2023 to $124.0 million
▪Owned Resort EBITDA Margin(1) increased 1.4 percentage points versus 2023 to 43.3%, and was negatively impacted by approximately 160 basis points due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by 10 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, Owned Resort EBITDA Margin would have been 44.8%, an increase of 2.9 percentage points compared to 2023
▪Adjusted EBITDA(1) increased 15.2% versus 2023 to $113.5 million, and was negatively impacted by approximately $4.8 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by a $0.4 million benefit from business interruption insurance proceeds and recoverable expenses related to the disruption caused by Hurricane Fiona in our Dominican Republic segment in the second half of 2022
▪Adjusted EBITDA Margin(1) increased 1.8 percentage points versus 2023 to 39.1%, and was negatively impacted by approximately 160 basis points due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by 10 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, Adjusted EBITDA Margin would have been 40.6%, an increase of 3.3 percentage points compared to 2023
▪Comparable Adjusted EBITDA(1) increased 8.5% versus 2023 to $112.6 million
▪Comparable Adjusted EBITDA Margin(1) increased 0.2 percentage points versus 2023 to 39.8%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

"Fundamental momentum exceeded our expectations across all of our geographic segments in the first quarter, despite significant headwinds from the timing of Easter in 2024 and the Jamaican travel advisory update from the U.S. State Department.

All of our segments reported year-over-year increases in occupancy and resort revenue. Our operations teams continued to execute at a high level in the face of ongoing elevated cost pressures, mainly from insurance premiums and wage rates. Underlying resort margin, excluding the impact of foreign exchange rates and business interruption proceeds, increased over 140bps year-over-year in the first quarter at our comparable legacy resorts on ADR growth of 4.4%, reflecting our cost-efficiency efforts in the areas of staffing and procurement.

While we are only midway through the summer travel booking season, our pacing continues to remain strong outside of Jamaica. While the initial recovery of bookings into Jamaica following the travel advisory update was encouraging, demand took a meaningful step backward in March and has been choppy heading into the summer season. Based on pacing for the fourth quarter and the MICE revenue on the books for Q1 2025, we are hopeful that fundamentals normalize as we move past the summer season.

On the capital allocation and portfolio optimization front, we have decided to accelerate our renovation work in our Pacific segment to help capitalize on demand in the MICE segment and position our resort in Los Cabos for a robust high season in 2026 and beyond. The accelerated renovation work will result in Adjusted EBITDA disruption at the higher end of what we anticipated at the start of the year and modestly higher capital expenditures in 2024.

Despite the challenges in Jamaica and the impact from construction disruption, we continue to expect our FY 2024 Adjusted EBITDA to be $250-275 million. We still expect to generate significant free cash flow in 2024, and have repurchased nearly $50 million worth of our shares year to date, while continuing to invest in our world-class resort portfolio to position us for success moving forward."

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following tables set forth information with respect to the operating results of our total portfolio and comparable portfolio for the three months ended March 31, 2024 and 2023 ($ in thousands):
Total Portfolio

	Three Months Ended March 31,
	2024	2023	Change
Occupancy	85.1%	70.8%	14.3	pts
Net Package ADR	$502.12	$501.64	0.1%
Net Package RevPAR	$427.17	$355.27	20.2%
Total Net Revenue (1)	$290,512	$264,228	9.9%
Owned Net Revenue (2)	$286,538	$261,009	9.8%
Owned Resort EBITDA	$124,040	$109,389	13.4%
Owned Resort EBITDA Margin	43.3%	41.9%	1.4	pts
Other corporate	$14,122	$13,555	4.2%
The Playa Collection Revenue	$1,020	$726	40.5%
Management Fee Revenue	$2,534	$1,929	31.4%
Adjusted EBITDA	$113,472	$98,489	15.2%
Adjusted EBITDA Margin	39.1%	37.3%	1.8	pts
Comparable Portfolio (3)

	Three Months Ended March 31,
	2024	2023	Change
Occupancy	84.9%	82.3%	2.6	pts
Net Package ADR	$530.41	$508.02	4.4%
Net Package RevPAR	$450.33	$417.91	7.8%
Total Net Revenue (1)	$283,086	$262,045	8.0%
Owned Net Revenue (2)	$279,112	$258,826	7.8%
Owned Resort EBITDA	$123,176	$114,670	7.4%
Owned Resort EBITDA Margin	44.1%	44.3%	(0.2)	pts
Other corporate	$14,122	$13,555	4.2%
The Playa Collection Revenue	$1,020	$726	40.5%
Management Fee Revenue	$2,534	$1,929	31.4%
Adjusted EBITDA	$112,608	$103,770	8.5%
Adjusted EBITDA Margin	39.8%	39.6%	0.2	pts

(1)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(2)Owned Net Revenue excludes Management Fee Revenue, other corporate revenue and The Playa Collection revenue (which is a third-party owned and operated membership program).
(3)For the three months ended March 31, 2024, our comparable portfolio excludes Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned management of the resort to us from a third-party, and Jewel Punta Cana, which was sold in December 2023.

Balance Sheet

As of March 31, 2024, the Company held $285.3 million in cash and cash equivalents, with no restricted cash. Total interest-bearing debt was $1,086.3 million, comprised of our Term Loan due 2029. As of March 31, 2024, there was no balance outstanding on our $225.0 million Revolving Credit Facility. Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029, which incurs interest based on SOFR. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
Earnings Call

The Company will host a conference call to discuss its first quarter results on Tuesday, May 7, 2024 at 8:30 a.m. (Eastern Daylight Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 2024766. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Tuesday, May 7, 2024. This replay will run through Tuesday, May 14, 2024. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 2037099. There will also be a webcast of the conference call accessible on the Company’s investor relations website at investors.playaresorts.com.
About the Company

Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of March 31, 2024, Playa owned and/or managed a total portfolio consisting of 24 resorts (9,027 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, Hyatt Ziva Cap Cana and Jewel Palm Beach. Playa also manages seven resorts on behalf of third-party owners. Playa currently owns and/or manages resorts under the following brands: Hyatt Zilara, Hyatt Ziva, Hilton All-Inclusive, Tapestry Collection by Hilton, Wyndham Alltra, Seadust, Kimpton, Jewel Resorts and The Luxury Collection. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to guests, while building a direct relationship to improve customer acquisition cost and drive repeat business.
Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 22, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of Net Non-package Revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations and premium room upgrades, food and beverage services, and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.
“Net Non-package Revenue” includes revenue associated with premium services and amenities that are not included in net package revenue, such as dining experiences, wines and spirits, and spa packages, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue is recognized after the completion of the sale when the product or service is transferred to the customer. Food and beverage revenue not included in a guest's all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-Package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three months ended March 31, 2024 and 2023, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future to the extent we are successful in entering into more management contracts.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue, Management Fee Revenue, The Playa Collection revenue and certain Other revenues. “Cost reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net income. Contract termination fees, which are recorded as Other Revenues, are also excluded from Total Net Revenue as they are not an indicator of the performance of our ongoing business.

The following table shows a reconciliation of Net Package Revenue and Net Non-package Revenue to total revenue for the three months ended March 31, 2024 and 2023 ($ in thousands):
Total Portfolio

	Three Months Ended March 31,
	2024	2023
Net Package Revenue
Comparable Net Package Revenue	$246,043	$225,824
Non-comparable Net Package Revenue	6,786	1,962
Net Package Revenue	252,829	227,786

Net Non-package Revenue
Comparable Net Non-package Revenue	33,069	33,002
Non-comparable Net Non-package Revenue	640	221
Net Non-package Revenue	33,709	33,223

The Playa Collection Revenue	1,020	726
Management Fee Revenue	2,534	1,929
Other Revenues	420	564

Total Net Revenue
Comparable Total Net Revenue	283,086	262,045
Non-comparable Total Net Revenue	7,426	2,183
Total Net Revenue	290,512	264,228
Compulsory tips	7,234	6,040
Cost Reimbursements	2,889	3,534
Total revenue	$300,635	$273,802
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA, and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA (as defined below) include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
•Other miscellaneous non-operating income or expense
•Pre-opening expense
•Losses or gains on sales of assets
•Share-based compensation
•Other tax expense
•Transaction expenses
•Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
•Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)

•Repairs from hurricanes and tropical storms (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
•Loss on extinguishment of debt
•Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.
We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Condensed Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses, The Playa Collection revenue and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Income
“Adjusted Net Income” is a non-GAAP performance measure. We define Adjusted Net Income as net income attributable to Playa Hotels & Resorts, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to debt extinguishment and transaction expenses.
Adjusted Net Income is not a substitute for net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures such as Adjusted Net Income. For example, other companies in our industry may define Adjusted Net Income differently than we do. As a result, it may be difficult to use Adjusted Net Income or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, Adjusted Net Income should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.
Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR, and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of EBITDA, Adjusted EBITDA and Owned Resort EBITDA to net income or loss as computed under U.S. GAAP is presented below.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations. A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net Income is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable portfolio for the three months ended March 31, 2024 excludes Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned management of the resort to us from a third-party, and Jewel Punta Cana, which was sold in December 2023.
A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three months ended March 31, 2024 and 2023 ($ in thousands):

	Three Months Ended March 31,
	2024	2023
Net income	$54,341	$42,719
Interest expense	23,128	29,666
Income tax provision	12,037	4,816
Depreciation and amortization	18,672	19,191
EBITDA	108,178	96,392
Other expense (income) (a)	793	(232)
Share-based compensation	3,759	3,166
Transaction expense (b)	1,037	863
Repairs from hurricanes and tropical storms (c)	—	(861)
(Gain) loss on sale of assets	(36)	13
Non-service cost components of net periodic pension cost	(259)	(852)
Adjusted EBITDA	113,472	98,489
Other corporate (d)	14,122	13,555
The Playa Collection	(1,020)	(726)
Management fees	(2,534)	(1,929)
Owned Resort EBITDA	124,040	109,389
Less: Non-comparable Owned Resort EBITDA	864	(5,281)
Comparable Owned Resort EBITDA(e)	$123,176	$114,670

(a)    Represents changes in foreign exchange and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations, debt refinancing costs; other capital raising efforts; and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    Includes significant repair and clean-up expenses incurred from natural events which are not expected to be offset by property damage insurance proceeds. It does not include repair and clean-up costs from natural events that are not considered significant.
(d)    For the three months ended March 31, 2024 and 2023, represents corporate salaries and benefits of $9.8 million for 2024 and $9.7 million for 2023, professional fees of $2.1 million for 2024 and $1.9 million for 2023, corporate rent and insurance of $1.0 million for 2024 and $1.0 million for 2023, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.2 million for 2024 and $1.0 million for 2023.
(e)    Our comparable portfolio for the three months ended March 31, 2024 excludes Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned management of the resort to us from a third-party, and Jewel Punta Cana, which was sold in December 2023.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net income to Adjusted Net Income for the three months ended March 31, 2024 and 2023 ($ in thousands):

	Three Months Ended March 31,
	2024	2023
Net income	$54,341	$42,719
Reconciling items
Transaction expense	1,037	863
Change in fair value of interest rate swaps (a)	—	6,335
Repairs from hurricanes and tropical storms	—	(861)
Total reconciling items before tax	1,037	6,337
Income tax provision for reconciling items	(139)	(36)
Total reconciling items after tax	898	6,301
Adjusted net income	$55,239	$49,020

(a)    Represents the change in fair value, excluding interest paid and accrued, of our prior LIBOR-based interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations.
The following table presents the impact of Adjusted Net Income on our diluted earnings per share for the three months ended March 31, 2024 and 2023 ($ in thousands, except share data):

	Three Months Ended March 31,
	2024	2023
Adjusted net income	$55,239	$49,020

Earnings per share - Diluted	$0.39	$0.27
Total reconciling items impact per diluted share	0.01	0.04
Adjusted earnings per share - Diluted	$0.40	$0.31

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of March 31,	As of December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$285,342	$272,520
Trade and other receivables, net	82,222	74,762
Insurance recoverable	11,058	9,821
Accounts receivable from related parties	6,423	5,861
Inventories	18,690	19,963
Prepayments and other assets	49,711	54,294
Property and equipment, net	1,407,248	1,415,572
Derivative financial instruments	9,707	2,966
Goodwill, net	60,642	60,642
Other intangible assets	3,441	4,357
Deferred tax assets	12,514	12,967
Total assets	$1,946,998	$1,933,725
LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$176,716	$196,432
Payables to related parties	11,710	10,743
Income tax payable	12,608	11,592
Debt	1,060,158	1,061,376
Other liabilities	33,930	33,970
Deferred tax liabilities	64,891	64,815
Total liabilities	1,360,013	1,378,928
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 172,016,422 shares issued and 135,040,042 shares outstanding as of March 31, 2024 and 169,423,980 shares issued and 136,081,891 shares outstanding as of December 31, 2023)	19,104	18,822
Treasury shares (at cost, 36,976,380 shares as of March 31, 2024 and 33,342,089 shares as of December 31, 2023)	(280,787)	(248,174)
Paid-in capital	1,205,652	1,202,175
Accumulated other comprehensive income	7,813	1,112
Accumulated deficit	(364,797)	(419,138)
Total shareholders’ equity	586,985	554,797
Total liabilities and shareholders’ equity	$1,946,998	$1,933,725

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue
Package	$259,629	$233,568
Non-package	34,143	33,481
The Playa Collection	1,020	726
Management fees	2,534	1,929
Cost reimbursements	2,889	3,534
Other revenues	420	564
Total revenue	300,635	273,802
Direct and selling, general and administrative expenses
Direct	137,979	128,968
Selling, general and administrative	51,219	45,127
Depreciation and amortization	18,672	19,191
Reimbursed costs	2,889	3,534
(Gain) loss on sale of assets	(36)	13
Business interruption insurance recoveries	(17)	—
Gain on insurance proceeds	(370)	—
Direct and selling, general and administrative expenses	210,336	196,833
Operating income	90,299	76,969
Interest expense	(23,128)	(29,666)
Other (expense) income	(793)	232
Net income before tax	66,378	47,535
Income tax provision	(12,037)	(4,816)
Net income	$54,341	$42,719

Earnings per share
Basic	$0.40	$0.27
Diluted	$0.39	$0.27
Weighted average number of shares outstanding during the period - Basic	136,651,696	157,314,177
Weighted average number of shares outstanding during the period - Diluted	138,009,859	158,772,453

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of March 31, 2024
($ in millions)

	Maturity			Applicable Rate	LTM Interest (6)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	3.75	$—	—%	$0.9
Term Loan (2)(3)	Jan-29	4.75	1,086.3	8.58%	96.2
Total debt (4)			$1,086.3	8.58%	$97.1
Less: cash and cash equivalents (5)			(285.3)
Net debt			$801.0

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million available as of March 31, 2024 and 2023, respectively.
(2)Prior to our debt refinancing in December 2023, we incurred interest based on SOFR + 425 bps (where SOFR was subject to a 0.50% floor). Our Term Loan due 2029 currently incurs interest based on SOFR + 325 bps (where SOFR is subject to a 0.50% floor). The effective interest rate for the Term Loan due 2029 was 8.58% as of March 31, 2024.
(3)Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
(4)Excludes $25.1 million of unamortized discounts, $6.1 million of unamortized deferred financing costs, and a $5.1 million financing lease obligation as of March 31, 2024.
(5)Represents cash balances on hand as of March 31, 2024.
(6)Represents last twelve months' cash paid for interest on the outstanding balance of our Term Loan due 2029. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended March 31, 2024 and 2023

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	87.0%	83.8%	3.2	pts	$507.77	$494.08	2.8%	$441.54	$414.21	6.6%	$95,988	$88,748	8.2%	$40,053	$37,936	5.6%	41.7%	42.7%	(1.0)	pts
Pacific Coast	926	86.7%	79.3%	7.4	pts	$526.87	$541.73	(2.7)%	$456.59	$429.80	6.2%	44,296	40,515	9.3%	19,141	17,523	9.2%	43.2%	43.3%	(0.1)	pts
Dominican Republic	2,024	83.7%	51.1%	32.6	pts	$468.26	$490.55	(4.5)%	$392.07	$250.47	56.5%	81,612	68,769	18.7%	37,770	26,849	40.7%	46.3%	39.0%	7.3	pts
Jamaica	1,428	83.1%	82.5%	0.6	pts	$524.92	$500.78	4.8%	$436.46	$413.24	5.6%	64,642	62,977	2.6%	27,076	27,081	—%	41.9%	43.0%	(1.1)	pts
Total Portfolio	6,504	85.1%	70.8%	14.3	pts	$502.12	$501.64	0.1%	$427.17	$355.27	20.2%	$286,538	$261,009	9.8%	$124,040	$109,389	13.4%	43.3%	41.9%	1.4	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	87.0%	83.8%	3.2	pts	$507.77	$494.08	2.8%	$441.54	$414.21	6.6%	$95,988	$88,748	8.2%	$40,053	$37,936	5.6%	41.7%	42.7%	(1.0)	pts
Pacific Coast	926	86.7%	79.3%	7.4	pts	$526.87	$541.73	(2.7)%	$456.59	$429.80	6.2%	44,296	40,515	9.3%	19,141	17,523	9.2%	43.2%	43.3%	(0.1)	pts
Dominican Republic	1,524	82.6%	81.6%	1.0	pts	$571.09	$514.96	10.9%	$471.77	$420.24	12.3%	74,186	66,586	11.4%	36,906	32,130	14.9%	49.7%	48.3%	1.4	pts
Jamaica	1,428	83.1%	82.5%	0.6	pts	$524.92	$500.78	4.8%	$436.46	$413.24	5.6%	64,642	62,977	2.6%	27,076	27,081	—%	41.9%	43.0%	(1.1)	pts
Total Comparable Portfolio	6,004	84.9%	82.3%	2.6	pts	$530.41	$508.02	4.4%	$450.33	$417.91	7.8%	$279,112	$258,826	7.8%	$123,176	$114,670	7.4%	44.1%	44.3%	(0.2)	pts

Highlights

Yucatán Peninsula
•Owned Net Revenue for the three months ended March 31, 2024 increased $7.2 million, or 8.2%, compared to the three months ended March 31, 2023 and was driven by:
•an increase in Occupancy of 3.2 percentage points;
•an increase in Net Package ADR of 2.8%; and
•an increase in Net Non-package Revenue of $1.1 million, or 11.3%.
•Net Non-package Revenue per sold room increased 6.1%, primarily driven by a higher meetings, incentives, conventions and events (“MICE”) group contribution to our guest mix.
•Owned Resort EBITDA for the three months ended March 31, 2024 increased $2.1 million, or 5.6%, compared to the three months ended March 31, 2023, and was driven by:
•an increase in Net Package ADR, which allowed us to leverage a majority of our direct expenses, as well as efficiency measures taken in the areas of procurement and staffing, partially offset by
•an unfavorable impact of $3.3 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts;
•an increase in labor and related expenses, which were partially due to union-negotiated and government-mandated wage benefit increases; and
•an increase in insurance premiums.
•Our Owned Resort EBITDA Margin for the three months ended March 31, 2024 was 41.7%, a decrease of 1.0 percentage point compared to the three months ended March 31, 2023. Owned Resort EBITDA Margin was negatively impacted by 340 basis points due to the appreciation of the Mexican Peso and by 30 basis points from increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases compared to the three months ended March 31, 2023. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin for the three months ended March 31, 2024 would have been 45.1%, an increase of 2.4 percentage points compared to the three months ended March 31, 2023.
Pacific Coast
•Owned Net Revenue for the three months ended March 31, 2024 increased $3.8 million, or 9.3%, compared to the three months ended March 31, 2023, and was driven by:
•an increase in Occupancy of 7.4 percentage points;
•an increase in Net Non-package Revenue of $1.1 million, or 24.0%, primarily driven by a higher MICE group contribution to our guest mix;
•Net Non-package Revenue per sold room increased 12.3%; partially offset by
•a decrease in Net Package ADR of 2.7%.
•Owned Resort EBITDA for the three months ended March 31, 2024 increased $1.6 million, or 9.2%, compared to the three months ended March 31, 2023 and was driven by:
•an increase in Occupancy and Net Non-package Revenue, as well as efficiency measures taken in the areas of procurement and staffing, partially offset by
•an unfavorable impact of $1.5 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts;
•an increase in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases; and
•an increase in insurance premiums.
•Our Owned Resort EBITDA Margin for the three months ended March 31, 2024 was 43.2%, a decrease of 0.1 percentage points compared to the three months ended March 31, 2023. Owned Resort EBITDA Margin was negatively impacted by 330 basis points due to the appreciation of the Mexican Peso and by 90 basis points from increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases compared to the three months ended March 31, 2023. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 46.5%, an increase of 3.2 percentage points compared to the three months ended March 31, 2023.
Dominican Republic
•Comparable Owned Net Revenue for the three months ended March 31, 2024 increased $7.6 million, or 11.4%, compared to the three months ended March 31, 2023. The increase was due to the following:
•an increase in Occupancy of 1.0 percentage point; and
•an increase in Comparable Net Package ADR of 10.9%; partially offset by
•a decrease in Comparable Net Non-package Revenue of $0.2 million, or 2.1%, compared to the three months ended March 31, 2023.
•Comparable Net Non-package Revenue per sold room decreased 4.4% compared to the three months ended March 31, 2023 driven by a lower MICE group contribution to our guest mix.
•Comparable Owned Resort EBITDA for the three months ended March 31, 2024 increased $4.8 million, or 14.9%, compared to the three months ended March 31, 2023, and includes a $0.4 million benefit from business interruption insurance proceeds and recoverable expense related to Hurricane Fiona in the Dominican Republic during the second half of 2022. The benefit was partially offset by increased insurance premiums compared to the three months ended March 31, 2023.
•Our Comparable Owned Resort EBITDA Margin for the three months ended March 31, 2024 was 49.7%, an increase of 1.4 percentage points compared to the three months ended March 31, 2023, and includes a favorable impact of 50 basis points from business interruption proceeds and recoverable expenses related to Hurricane

Fiona. Excluding the aforementioned business interruption benefit, Comparable Owned Resort EBITDA Margin for the three months ended March 31, 2024 was 49.2%, an increase of 0.9 percentage points compared to the three months ended March 31, 2023.
Jamaica
•Owned Net Revenue for the three months ended March 31, 2024 increased $1.7 million, or 2.6%, compared to the three months ended March 31, 2023. The increase was due to the following:
•an increase in Occupancy of 0.6 percentage points;
•an increase in Net Package ADR of 4.8%; partially offset by
•a decrease in Net Non-package Revenue of $1.9 million, or 19.7%.
•Net Non-package Revenue per sold room decreased 21.2% as a result of a lower MICE group contribution to our guest mix.
•Owned Resort EBITDA for the three months ended March 31, 2024 was flat compared to the three months ended March 31, 2023.
•Our Owned Resort EBITDA Margin for the three months ended March 31, 2024 decreased 1.1 percentage points, or 2.6%, compared to the three months ended March 31, 2023 due to a decrease in Net Non-package Revenue and a negative impact of 160 basis points from increases in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases compared to the three months ended March 31, 2023.

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